Exhibit 99.1

NEWS RELEASE

For additional information, contact:

Oncor Communications: 877.426.1616

Oncor Investor Relations: 214.486.6035

Email: InvestorRelations@Oncor.com

ONCOR REPORTS FIRST QUARTER 2026 RESULTS

DALLAS (May 7, 2026) — Oncor Electric Delivery Company LLC (“Oncor”) today reported net income of $212 million for the three months ended March 31, 2026, compared to net income of $181 million in the three months ended March 31, 2025. The increase in net income of $31 million was driven by overall higher revenues primarily attributable to an increase in revenues recognized related to the Unified Tracker Mechanism (“UTM”) and the System Resiliency Plan (“SRP”), updated interim rates to reflect increases in invested capital, and customer growth, partially offset by lower customer consumption, primarily attributable to milder weather, higher interest expense and depreciation expense associated with increases in invested capital, and higher operation and maintenance expense. Financial and operational results are provided in Tables A, B, C, D, and E below.

“We remain focused on meeting the needs of our customers as we execute our capital plan, which supports the continued expansion of Texas. Constructive legislative and regulatory frameworks are helping enable these investments, and we look forward to continuing our work with customers and stakeholders as we invest in the safe, reliable, and affordable electric service our growing state depends on. This is an important time in the history of our company, and I am proud of our team’s commitment to meeting this moment,” said Oncor CEO Allen Nye. “I also want to thank our employees and contractors for the continued work that is underway to prepare our system for the spring storm season and another Texas summer.”

Operational Highlights

In 2026, Oncor is executing a capital expenditure budget of approximately $9.0 billion, representing an increase of roughly 25% compared to its actual capital expenditures in 2025, as the company continues to respond to sustained load growth and expanding system needs. In the first quarter of 2026, Oncor built, rebuilt, or upgraded nearly 700 circuit miles of transmission and distribution lines and increased its premise count by approximately 13,400, reflecting ongoing population and business growth in Texas. Active transmission point-of-interconnection (“POI”) requests increased 19% year over year. As of May 6, 2026, Oncor held approximately $4.0 billion in customer collateral for active generation and Large Commercial and Industrial (“LC&I”) transmission POI requests. This collateral is intended to reduce the risk of rate payers bearing costs for projects that are cancelled after Oncor has expended funds toward building the infrastructure.

As of March 31, 2026, Oncor had 565 active generation POI requests in queue, composed of approximately 47% storage, 40% solar, 8% wind, and 5% gas. In addition, Oncor’s active transmission LC&I interconnection queue included 697 requests at the end of the first quarter of 2026. Those requests included approximately 271 gigawatts from data centers and over 18 gigawatts of load from various other industrial sectors, demonstrating broad-based industrial growth within Oncor’s service territory.

On April 1, 2026, Oncor submitted 122 gigawatts of large load forecast data and 5.2 gigawatts of medium load forecast data through 2036 for inclusion in the Electric Reliability Council of Texas’ (“ERCOT”) 2026 Regional Transmission Plan (“RTP”). Oncor is also deeply engaged with ERCOT stakeholders around the development of a batch study process to review transmission capacity needs for large load interconnections. In addition, Oncor continues to advance significant transmission projects necessary to serve new large loads through the ERCOT Regional Planning Group process. For example, on April 20, 2026, the ERCOT board of directors endorsed transmission upgrades for the south Dallas – Fort Worth (“DFW”) region to enable approximately 4 gigawatts of new load and address other reliability issues. Oncor expects to be responsible for a majority of these DFW projects, which have anticipated in-service dates between 2026 and 2032.

Progress on the Permian Basin Reliability Plan (“PBRP”) remains on track, with consistent advancement toward targeted in-service dates through 2030. Coordination with suppliers, ERCOT, and other industry stakeholders is ongoing. Oncor has now submitted approximately two-thirds of the total Certificates of Convenience and Necessity (“CCN”) applications required for its PBRP projects, including all CCNs required for Oncor’s 765 kV PBRP import path projects. Construction is underway on PBRP local projects, with two already complete. Construction of the 765 kV PBRP import transmission infrastructure is planned to begin in the second quarter of 2026 with the grading of a 765 kV switching station. In addition to the PBRP, construction continues on other Permian Basin-area projects.

Regulatory Update

On April 17, 2026, the Public Utility Commission of Texas (“PUCT”) issued an order resolving Oncor’s comprehensive base rate review proceeding in PUCT Docket No. 58306. The order, which approved an unopposed settlement agreement among the parties, provides for:

•	An increase of approximately $560 million over Oncor’s 2024 test year adjusted annualized revenues (an increase of approximately 8.7%);

•	A regulatory capital structure ratio of 56.5% debt to 43.5% equity;

•	An authorized return on equity of 9.75%, and a 4.94% authorized cost of debt.

Oncor estimates the approved rates will result in an increase to residential customer bills of approximately 3% per month based on 1,000 kWh/month usage at an average retail electric price of $0.15/kWh. The order provides for new rates to take effect on June 1, 2026.

Under a prior interim rates agreement, Oncor’s existing rates became interim rates for the period from January 1, 2026 through the implementation date of the new rates. Oncor is permitted to surcharge the difference between the new rates and the interim rates. Oncor anticipates filing that surcharge request in June, shortly after the effective date of the new billing rates. Oncor will begin recognizing accounting impacts of the base rate order in the second quarter of 2026. Oncor currently estimates that the effects of incremental revenues and expenses from the PUCT order related to the first quarter of 2026, when recognized, will increase second quarter 2026 earnings by approximately $70 million.

On April 22, 2026 Oncor made its distribution and transmission tracker filings under the new UTM process with the PUCT, requesting an interim rate update to reflect approximately $4.4 billion in eligible transmission and distribution net capital investment costs incurred from January 1, 2025 to December 31, 2025. If approved as requested, we expect the application would result in a net revenue increase of approximately $550 million. The UTM also updates customer allocations to reflect continued growth among LC&I customers. Oncor estimates the request would result in an average monthly increase of approximately $3.85 over current rates for a residential customer using 1,000 kWh of electricity per month at an average retail electric price of $0.15/kWh, an approximate 2.5% increase. Oncor anticipates a final order and updated rates in the second half of 2026.

During the first quarter, Oncor filed seven new CCN applications for needed transmission projects, including PBRP CCN applications, and received regulatory approval of three previously filed CCN applications, continuing the momentum of efficient and timely regulatory approvals.

Liquidity and Credit Update

As of May 6, 2026, Oncor’s available liquidity totaled approximately $3.3 billion, consisting of cash on hand and available borrowing capacity under its credit facilities, commercial paper programs, and accounts receivable facility. Oncor anticipates these resources, combined with projected cash flows from operations and future financing activities, will be sufficient to meet capital expenditures, maturities of long-term debt, and other operational needs for at least the next twelve months.

Positive regulatory and legislative outcomes in Texas have continued to support Oncor’s credit metrics. Moody’s Investors Service, Inc. recently revised its credit ratings outlook for Oncor from negative to stable.

Sempra Internet Broadcast Today

Sempra (NYSE: SRE) will broadcast a live discussion of its earnings results over the Internet today at 12 p.m. ET, which will include discussion of first quarter 2026 results and other information relating to Oncor. Oncor executives will also participate in the broadcast. Access to the broadcast is available by logging onto the Investors section of Sempra’s website, sempra.com/investors. Prior to the conference call, an accompanying slide presentation will be posted on sempra.com/investors. For those unable to participate during the live webcast, a replay will be available a few hours after its conclusion at sempra.com/investors.

Quarterly Report on Form 10-Q

Oncor’s Quarterly Report on Form 10-Q for the period ended March 31, 2026 will be filed with the U.S. Securities and Exchange Commission after Sempra’s conference call and once filed, will be available on Oncor’s website, oncor.com.

About Oncor

Headquartered in Dallas, Oncor is a regulated electricity transmission and distribution business that uses superior asset management skills to provide reliable electricity delivery to consumers. Oncor (together with its subsidiaries) operates the largest transmission and distribution system in Texas, delivering electricity to more than 4.1 million homes and businesses and operating more than 145,000 circuit miles of transmission and distribution lines in Texas. While Oncor is owned by two investors (indirect majority owner, Sempra, and minority owner, Texas Transmission Investment LLC), Oncor is managed by its Board of Directors, which is comprised of a majority of disinterested directors.

Oncor Electric Delivery Company LLC

Table A – Condensed Statements of Consolidated Income (Unaudited)

	Three Months Ended March 31,

	2026	2025

	(U.S. dollars in millions)
Operating revenues	$1,724	$1,548

Operating expenses:
Wholesale transmission service	381	353
Operation and maintenance	403	370
Depreciation and amortization	328	287
Provision in lieu of income taxes	46	39
Taxes other than amounts related to income taxes	160	147

Total operating expenses	1,318	1,196

Operating income	406	352
Other (income) and deductions – net	(33)	(13)
Non-operating benefit in lieu of income taxes	-	(1)
Interest expense and related charges	227	185

Net income	$212	$181

Oncor Electric Delivery Company LLC

Table B – Condensed Statements of Consolidated Cash Flows (Unaudited)

	Three Months Ended March 31,
	2026	2025
	(U.S. dollars in millions)
Cash flows – operating activities:
Net income	$212	$181
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization, including regulatory amortization	369	328
Provision in lieu of deferred income taxes – net	38	30
Changes in operating assets and liabilities:
Accounts receivable	7	(2)
Inventories	(69)	(18)
Accounts payable – trade	42	(7)
Regulatory assets – recoverable SRP	(51)	(27)
Regulatory assets – recoverable UTM	(98)	-
Regulatory assets – self-insurance reserve costs incurred	(67)	(66)
Regulatory under/over recoveries – net	(3)	34
Customer deposits	202	(17)
Pension and OPEB Plans	(21)	(120)
Accrued interest	96	70
Other – assets	(1)	(28)
Other – liabilities	(119)	(164)

Cash provided by operating activities	537	194

Cash flows – financing activities:
Issuances of senior secured notes	1,600	2,300
Repayments of senior secured notes	(38)	(350)
Borrowings under term loan credit agreement	475	-
Repayments under term loan credit agreement	(775)	-
Borrowings under AR Facility	150	300
Repayments under AR Facility	(475)	(300)
Payment for senior secured notes extinguishment	-	(441)
Net change in short-term borrowings	-	(594)
Capital contributions from members	1,091	605
Distributions to members	(286)	(177)
Debt discount, premium, financing and reacquisition costs – net	(21)	(26)

Cash provided by financing activities	1,721	1,317

Cash flows – investing activities:
Capital expenditures	(2,051)	(1,356)
Other – net	20	13

Cash used in investing activities	(2,031)	(1,343)

Net change in cash, cash equivalents and restricted cash	227	168
Cash, cash equivalents and restricted cash – beginning balance	719	262

Cash, cash equivalents and restricted cash – ending balance	$946	$430

Oncor Electric Delivery Company LLC

Table C – Condensed Consolidated Balance Sheets (Unaudited)

	At March 31, 2026	At December 31, 2025
	(U.S. dollars in millions)
ASSETS
Current assets:
Cash and cash equivalents	$107	$87
Restricted cash, current	11	11
Accounts receivable – net	1,048	1,048
Amounts receivable from members related to income taxes	5	48
Materials and supplies inventories – at average cost	760	690
Prepayments and other current assets	132	140

Total current assets	2,063	2,024
Restricted cash, noncurrent	828	621
Investments and other property	202	203
Property, plant and equipment – net	39,438	37,834
Goodwill	4,740	4,740
Regulatory assets	2,220	2,049
Right-of-use operating lease assets	305	265
Other noncurrent assets	50	59

Total assets	$49,846	$47,795

LIABILITIES AND MEMBERSHIP INTERESTS
Current liabilities:
Accounts payable – trade	$1,339	$1,332
Amounts payable to members related to income taxes	39	31
Accrued taxes other than amounts related to income	126	296
Accrued interest	312	216
Long-term debt, current	305	-
Operating lease and other current liabilities	354	409

Total current liabilities	2,475	2,284
Long-term debt, noncurrent	19,633	19,043
Liability in lieu of deferred income taxes	2,902	2,841
Regulatory liabilities	2,986	3,034
Employee benefit plan obligations	1,237	1,275
Operating lease obligations	271	239
Other noncurrent obligations	958	711

Total liabilities	30,462	29,427

Commitments and contingencies
Membership interests:
Capital account – number of units outstanding at March 31, 2026 and December 31, 2025 – 635,000,000	19,613	18,596
Accumulated other comprehensive loss	(229)	(228)

Total membership interests	19,384	18,368

Total liabilities and membership interests	$49,846	$47,795

Oncor Electric Delivery Company LLC

Table D – Operating Statistics

Mixed Measures

	Twelve Months Ended March 31,		%
	2026	2025	Change
Reliability statistics (a):
System Average Interruption Duration Index (SAIDI) (non-storm)	77.1	75.7	1.8
System Average Interruption Frequency Index (SAIFI) (non-storm)	1.1	1.1	0.0
Customer Average Interruption Duration Index (CAIDI) (non-storm)	67.6	71.5	(5.5)

Electricity points of delivery (end of period and in thousands):
Electricity distribution points of delivery (based on number of active meters)	4,124	4,065	1.5

	Three Months Ended March 31,		Increase
	2026	2025	(Decrease)
Residential system weighted weather data (b):
Cooling degree days	73	28	45
Heating degree days	355	572	(217)

	Three Months Ended March 31,		%
	2026	2025	Change
Operating statistics:
Electric energy volumes (gigawatt-hours)
Residential	10,086	11,253	(10.4)
Commercial, industrial, small business and other	30,103	27,753	8.5

Total electric energy volumes	40,189	39,006	3.0

(a)

SAIDI is the average number of minutes electric service is interrupted per consumer in a twelve-month period. SAIFI is the average number of electric service interruptions per consumer in a twelve-month period. CAIDI is the average duration in minutes per electric service interruption in a twelve-month period. In each case, our non-storm reliability performance reflects electric service interruptions of one minute or more per customer. Each of these results excludes outages during significant storm events.

(b)

Degree days are measures of how warm or cold it is throughout our service territory. A degree day compares the average of the hourly outdoor temperatures during each day to a 65° Fahrenheit standard temperature. The more extreme the outside temperature, the higher the number of degree days. A high number of degree days generally results in higher levels of energy use for space cooling or heating.

Oncor Electric Delivery Company LLC

Table E – Operating Revenues

	Three Months Ended March 31,		$
	2026	2025	Change
	(U.S. dollars in millions)
Operating revenues
Revenues contributing to earnings:
Revenues from contracts with customers
Distribution base revenues
Residential (a)	$353	$375	$(22)
LC&I (b)	344	332	12
Other (c)	31	30	1

Total distribution base revenues (d)	728	737	(9)

Transmission base revenues (TCOS revenues)
Billed to third-party wholesale customers	280	253	27
Billed to REPs serving Oncor distribution customers, through TCRF	154	140	14

Total TCOS revenues	434	393	41

Other miscellaneous revenues	22	23	(1)

Total revenues from contracts with customers	1,184	1,153	31

Other regulated revenues
SRP revenues (e)	51	27	24
UTM revenues (f)	98	-	98

Total other regulated revenues	149	27	122

Total revenues contributing to earnings	1,333	1,180	153

Revenues collected for pass-through expenses:
TCRF – third-party wholesale transmission service	381	353	28
EECRF and other revenues	10	15	(5)

Total revenues collected for pass-through expenses	391	368	23

Total operating revenues	$1,724	$1,548	$176

(a)

Distribution base revenues from residential customers are generally based on actual monthly consumption (kWh). On a weather-normalized basis, distribution base revenues from residential customers increased 4.5% in the three months ended March 31, 2026 as compared to the three months ended March 31, 2025.

(b)

Depending on size and annual load factor, distribution base revenues from LC&I customers are generally based either on actual monthly demand (kilowatts) or the greater of actual monthly demand (kilowatts) or 80% of peak monthly demand during the prior 11 months.

(c)

Includes distribution base revenues from small business customers whose billing is generally based on actual monthly consumption (kWh), lighting sites and other miscellaneous distribution base revenues.

(d)

The 1.2% decrease in distribution base revenues in the three months ended March 31, 2026 as compared to the three months ended March 31, 2025 (4.4% increase on a weather-normalized basis) was primarily due to lower customer consumption, primarily attributable to milder weather, partially offset by updated interim distribution cost recovery factor rates implemented to reflect increases in invested capital, and increases due to customer growth.

(e)

Includes revenues recognized for recoverable costs associated with distribution-related SRP, including operation and maintenance expenses, depreciation expenses, debt carrying costs on unrecovered balances and related taxes.

(f)

Includes revenues recognized for recoverable costs associated with UTM eligible transmission and distribution capital investments during 2025 and the three months ended March 31, 2026, including depreciation expenses, debt carrying costs on unrecovered balances and related taxes.

Forward-Looking Statements

This news release contains forward-looking statements relating to Oncor within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties. All statements, other than statements of historical facts, that are included in this news release, as well as statements made in presentations, in response to questions or otherwise, that address activities, events or developments that Oncor expects or anticipates to occur in the future, including such matters as projections, capital allocation, future capital expenditures, business strategy, competitive strengths, goals, future acquisitions or dispositions, development or operation of facilities, market and industry developments and the growth of Oncor’s business and operations (often, but not always, through the use of words or phrases such as “intends,” “plans,” “will likely result,” “expects,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “forecast,” “should,” “projection,” “target,” “goal,” “objective” and “outlook”), are forward-looking statements. Although Oncor believes that in making any such forward-looking statement its expectations are based on reasonable assumptions, any such forward-looking statement involves risks, uncertainties and assumptions. Factors that could cause Oncor’s actual results to differ materially from those projected in such forward-looking statements include: legislation, governmental policies and orders, and regulatory actions; legal and administrative proceedings and settlements, including the exercise of equitable powers by courts; ERCOT protocols, rules, policies, regulations, guidelines, directives, and orders applicable to Oncor’s business; weather conditions and other natural phenomena, including severe weather events, natural disasters or wildfires; cyber-attacks on Oncor or Oncor’s third-party vendors; changes in expected ERCOT and service territory growth; changes in, or cancellations of, anticipated projects, including customer requested interconnection projects; physical attacks on Oncor’s system, acts of sabotage, wars, terrorist activities, wildfires, fires, explosions, natural disasters, hazards customary to the industry, or other emergency events; Oncor’s ability to obtain adequate insurance on reasonable terms and the possibility that it may not have adequate insurance to cover all losses incurred by Oncor or third-party liabilities; adverse actions by credit rating agencies; health epidemics and pandemics, including their impact on Oncor’s business and the economy in general; interrupted or degraded service on key technology platforms, facilities failures, or equipment interruptions; economic conditions, including the impact of a recessionary environment, inflation, foreign policy, industrial strain, and global trade restrictions; supply chain disruptions, including as a result of tariffs, war, volatile commodity prices, manufacturing and shipping shortages, global trade disruptions, competition for goods and services, and service provider availability; unanticipated changes in electricity demand in ERCOT or Oncor’s service territory; ERCOT grid needs and ERCOT market conditions, including insufficient electricity generation within the ERCOT market or disruptions at power generation facilities that supply power within the ERCOT market; changes in business strategy, development plans or vendor relationships; changes in interest rates, foreign currency exchange rates, or rates of inflation; significant changes in operating expenses, liquidity needs and/or capital expenditures; inability of various counterparties to meet their financial and other obligations to Oncor, including failure of counterparties to timely perform under agreements; general industry and ERCOT trends; significant decreases in demand or consumption of electricity delivered by Oncor, including as a result of increased consumer use of third-party distributed energy resources or other technologies; changes in technology used by and services offered by Oncor; changes in employee and contractor labor availability and cost; significant changes in Oncor’s relationship with its employees, and the potential adverse effects if labor disputes or grievances were to occur; changes in assumptions used to estimate costs of providing employee benefits, including pension and other postretirement employee benefits, and future funding requirements related thereto; significant changes in accounting policies or critical accounting estimates material to Oncor; commercial bank and financial market conditions, macroeconomic conditions, access to capital, the cost of such capital, and the results of financing and refinancing efforts, including availability of funds and the potential impact of any disruptions in U.S. or foreign capital and credit markets; financial market volatility and the impact of volatile financial markets on investments, including investments held by Oncor’s pension and other postretirement employee benefit plans; circumstances which may contribute to future impairment of goodwill, intangible or other long-lived assets; Oncor’s adoption and deployment of artificial intelligence; financial and other restrictions under Oncor’s debt agreements; Oncor’s ability to generate sufficient cash flow to make interest payments on its debt instruments; and Oncor’s ability to effectively execute its operational and financing strategy.

Further discussion of risks and uncertainties that could cause actual results to differ materially from management’s current projections, forecasts, estimates and expectations is contained in filings made by Oncor with the U.S. Securities and Exchange Commission. Specifically, Oncor makes reference to the section entitled “Risk Factors” in its annual and quarterly reports. Any forward-looking statement speaks only as of the date on which it is made, and, except as may be required by law, Oncor undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for Oncor to predict all of them; nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. As such, you should not unduly rely on such forward-looking statements.

The information contained on, or that can be accessed through, any website referenced in this news release, is not, and shall not be deemed to be, part of this document.